Exhibit 10.34

ALL*AMERUS EXCESS BENEFIT PLAN

Amended and Restated

Generally Effective January 1, 2002

All*AMERUS EXCESS BENEFIT PLAN

ARTICLE 1: ESTABLISHMENT OF PLAN

     Effective January 1, 1996, American Mutual Life Insurance Company (“AMLI”) established the All*AmerUs Excess Benefit Plan (the “Excess Plan”). Following a corporate reorganization, AmerUs Life Holdings, Inc. became the successor sponsor of the Excess Plan effective August 1, 1996, on which date it succeeded AMLI as the “Company” under the Excess Plan. Pursuant to another corporate reorganization, AmerUs Group Co. became the successor sponsor of the Excess Plan effective September 18, 2000, on which date it succeeded AmerUs Life Holdings, Inc. as the “Company” under the Excess Plan. The Excess Plan is hereby amended and restated effective as of January 1, 2002.

     The Excess Plan is maintained for the sole purpose of providing benefits for employees participating in the All*AmerUs Savings & Retirement Plan (the “Savings Plan”) whose contributions under the Savings Plan are limited by section 415 of the Internal Revenue Code of 1986 (the “Code”). The Excess Plan is an unfunded excess benefit plan, as defined in sections 3(36) and 4(b)(5) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and, therefore, exempt from ERISA.

ARTICLE 2: ELIGIBILITY

     An employee may participate in this Excess Plan only if his annual additions to the Savings Plan actually are limited by Code section 415 (“Participant”). A Participant must complete such forms and make such elections as the Company’s Benefit and Pension Committee (“Committee”) may require.

ARTICLE 3: BOOKKEEPING ACCOUNTS

(1)	A bookkeeping account shall be established for each Excess Plan Participant, to record his interest in the Excess Plan.

(2)	Each Participant’s account shall be divided into subaccounts corresponding to subaccounts under the Savings Plan.

(3)	Such other subaccounts shall be established as the Committee determines are necessary to keep track of Participants’ interests under the Excess Plan.

(4)	A Participant shall vest in a subaccount under this Excess Plan at the same rate and in the same manner as he vests in the corresponding subaccount under the Savings Plan.

(5)	Excess Plan records shall be kept on a calendar-year basis.

ARTICLE 4: BENEFIT CREDITS

     Each year, the following calculations shall be performed for each Participant:

(a)	His annual addition (within the meaning of Code section 415(c)(2)) shall be calculated under the Savings Plan, with regard to all of the limitations imposed by Code section 415.

(b)	His annual addition shall be calculated under the Savings Plan without regard to any of the limitations imposed by Code section 415.

     The difference between (b) and (a) shall be credited to the Participant’s bookkeeping account under this Excess Plan and allocated among his subaccounts established under Article 3 above, in accordance with generally accepted accounting principles.

ARTICLE 5: PHANTOM INVESTMENT CREDITS

     Each Participant may elect to invest, on a hypothetical basis, his bookkeeping account under this Excess Plan in the investment options available to him under the Savings Plan without regard to whether corresponding amounts under the Savings Plan must be invested in Company stock. A Participant’s investment elections under this Excess Plan shall be independent of his investment elections under the Savings Plan. A Participant’s account under this Excess Plan shall be credited (or debited) with the investment return (including losses) it would have earned had it actually been invested according to the Participant’s directions. The account of a Participant who fails to make an investment election shall receive the performance it would have received had it been invested in the default option under the Savings Plan.

ARTICLE 6: PAYMENT OF BENEFITS

     The vested balance in a Participant’s account under this Excess Plan shall be paid as soon as administratively feasible following his termination of employment (on account of retirement, disability, etc.) with the Company and its affiliates. The Committee shall determine in which of the following forms the Participant’s benefits shall be paid:

(a)	A single cash sum;

(b)	Periodic installments paid monthly, quarterly, or annually over a period designated by the Committee;

(c)	Periodic installments paid monthly, quarterly, or annually in a dollar amount specified by the Committee;

(d)	A joint and 50% survivor annuity for the lives of the Participant and spouse, which is purchased from a life insurance company with the proceeds of the Participant’s bookkeeping account; or

(e)	An annuity for the Participant’s life, which is purchased from a life insurance company with the proceeds of the Participant’s bookkeeping account.

     Installment payments under paragraph (b) or (c) shall not be made over a period exceeding the Participant’s life expectancy.

     An annuity described in paragraph (d) or (e) shall be purchased from an insurance company designated in writing by the Participant. The purchase of an annuity under this Article shall discharge the Excess Plan, the Company, and the Committee from all obligations to the Participant.

     In the event the Participant dies before his vested account balance is exhausted, the balance shall be paid to his beneficiary (as determined in accordance with the terms of the Savings Plan) in a single sum as soon as administratively feasible.

     All amounts not vested in accordance with the terms of the Excess Plan shall be forfeited upon the Participant’s termination of employment with the Company.

ARTICLE 7: PARTICIPANT’S RIGHTS

     This Excess Plan is unfunded for purposes of the Internal Revenue Code and ERISA. Accordingly, no Participant or beneficiary shall have any title to or beneficial ownership in any assets of the Company.

     All benefits payable under this Excess Plan (including those derived from Participant’s deferrals) shall be general, unsecured obligations of the Company to be paid by the Company from its own funds, and such payments shall not (a) impose any obligation upon the trust fund under the Savings Plan; (b) be paid from the trust fund under the Savings Plan; or (c) have any effect whatsoever upon the Savings Plan or the payment of benefits from the trust fund under the Savings Plan.

ARTICLE 8: ADMINISTRATION

     This Excess Plan shall be administered by the Committee, which shall administer it as an unfunded plan which is not intended to meet the qualification requirements of section 401 of the Code. The Committee shall have discretionary authority to interpret and administer this Excess Plan, and to issue rules and regulations for its governance. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of this Excess Plan. A Committee member shall not participate in any action or determination regarding his own benefits. The Company may remove and select a new plan administrator in the Company’s sole discretion.

ARTICLE 9: CLAIMS AND APPEAL PROCEDURES

     It shall not be necessary for a Participant or beneficiary entitled to receive a benefit hereunder to file a claim for such benefit with any person in order to receive such benefit. However, any Participant or beneficiary who believes that he is entitled to receive a benefit hereunder and has not received or begun receiving a distribution of such benefit or who believes that he is entitled to a benefit hereunder in excess of the benefit which he has received or begun receiving, may file a written claim for such benefit or increased benefit with the Committee at any time up to the last day of the 12-month period that begins on the earlier of (i) the date on which the claimant learned of facts sufficient to enable the claimant to formulate such claim, or (ii) the date on which the claimant reasonably should have been expected to learn of facts sufficient to enable the claimant to formulate such claim. Such written claim shall set forth the Participant’s or beneficiary’s name and address and shall include a statement of the facts and a reference to the pertinent provisions of the Excess Plan upon which such claim is based. A claimant who does not timely and properly file his claim as herein required shall to the extent permitted by law be conclusively deemed to have waived any right to the benefit or increased benefit not provided.

     Within 90 days after such claim is filed, the Committee shall provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Committee shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Excess Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his claim and an explanation as to why such material or information is necessary; an explanation of the provisions for review of claim denials set forth in this Article; and a statement that if the claimant fails to seek review of the claim denial under this Article within the 60-day period described below he shall, to the extent permitted by law, be conclusively deemed to have waived any right to contest in any forum the determination of the Committee. If special circumstances require additional time, the Committee may extend the period allowed for notice of its decision by a period not to exceed 90 days. Written notice of such extension, stating the circumstances requiring the extension and the date by which a final decision is expected, shall be provided to the claimant before the expiration of the initial 90-day period. With respect to any claim, in the event that the Committee fails to provide the written notice described herein within the time period described herein, the claimant’s claim shall be deemed to be denied by the Committee.

     A Participant or beneficiary whose claim for benefits has been denied may appeal such denial to the Committee and receive a full and fair review of his claim by filing with the Committee a written application for review at any time within 60 days after the Committee gives him the written notice of denial of his claim or, if no such notice has been given to the Participant, within 60 days after the end of the 90-day (or extended) period described above. A Participant or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his claim and may submit issues and comments to the Committee in writing. In the sole and absolute discretion of the Committee, a hearing may be held. Not later than 60 days after receipt of a written application for review, the Committee shall give the claimant written notice of its decision on review, which shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Excess Plan upon which the decision is based. If special circumstances, including (but not limited to) the need for a hearing as determined by the Committee, shall require additional time for making a decision on review, the period for decision may be extended by not more than 60 days. Written notice of such extension, stating the circumstances requiring the extension and the date by which a final decision is expected, shall be provided to the claimant before the expiration of the initial 60-day period. With respect to any appeal, in the event that the Committee fails to provide the written notice within the time period described herein, the appeal shall be deemed to be denied. The decision of the Committee, shall, to the maximum extent permitted by law, be final and binding on all parties. A claimant who shall not timely file his written application for review as required shall, to the maximum extent permitted by law, be conclusively deemed to have waived any right to contest in any forum the initial determination of the Committee.

     Any act permitted or required to be taken by a Participant or beneficiary by this Article may be taken for and on behalf of such Participant or beneficiary by such Participant’s or beneficiary’s duly authorized representative. Any fees or expenses charged or incurred by such representative shall be the liability of the Participant or beneficiary, and not the liability of the Company, the Excess Plan, the Committee, or any other person. Any claim, notice, application, or other writing permitted or required to be filed with, provided, or given to a party by this Article shall be deemed to have been filed, provided, or given when deposited in the United States mail, postage prepaid, and properly addressed to the party to whom it is to be provided or given or with whom it is to be filed. Any such notice, application, or other writing directed to a Participant or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Participant or beneficiary.

     No legal action to recover Excess Plan benefits or to enforce or to clarify rights under the Excess Plan shall be commenced unless and until the claimant first shall have exhausted the claims and appeal procedures available to the claimant hereunder. A claimant must raise all issues and present all theories relating to his claim to the Committee at one time. Otherwise, the claimant shall be deemed to have abandoned forever all issues and theories not raised and presented to the Committee.

     Any suit brought to contest a decision of the Committee shall be filed in a court of competent jurisdiction within one (1) year from receipt of written notice of the Committee’s final decision or from the date the appeal is deemed denied, and any suit not filed within this one-year limitation period shall be dismissed by the court.

     In any suit contesting a decision of the Committee, all issues of fact shall be tried by the court and not by a jury. No evidence may be introduced in court which was not previously presented to the Committee and no evidence may be introduced to modify or contradict the terms of the Excess Plan document.

     The Committee shall have full discretionary authority to interpret and apply the terms of the Excess Plan document and other relevant documents and relevant provisions of law. This grant of authority shall be construed to be as broad as permitted by law and shall include the authority to find facts, to reach conclusions of law, to interpret and apply ambiguous terms, and to supply missing terms reasonably necessary to resolution of claims and appeals.

ARTICLE 10: AMENDMENT AND DISCONTINUANCE

     The Company may at any time amend any or all provisions of this Excess Plan in any respect (including retroactively) to the maximum extent permitted by law. Such an amendment may be made at any time by written instrument identified as an amendment of the Excess Plan effective as of a specified date (or dates) and such amendment shall be binding on all Participants, beneficiaries, and other individuals and entities. Notwithstanding the foregoing, no such amendment shall, without the consent of the Participant, have the effect of reducing a Participant’s account balance immediately before the amendment is adopted.

     The Company expects to continue the Excess Plan indefinitely. However, the Company shall, to the maximum extent permitted by law, have the right at any time to terminate the Excess Plan (including retroactively) in whole or in part or to otherwise terminate the Excess Plan (including retroactively). In accordance with any amendment to the Excess Plan that may be adopted in connection with any such termination, the Company may after such termination continue the Excess Plan for the purpose of making distributions under the Excess Plan as they become payable, or may accelerate distributions.

ARTICLE 11: RESTRICTIONS ON ASSIGNMENT

     The interest of a Participant or his beneficiary in the Excess Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or change the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied.

ARTICLE 12: NATURE OF AGREEMENT

     The adoption of this Excess Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust (other than a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code); legal and equitable title to any funds so set aside shall remain in the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future, and no payment shall be made under this Excess Plan unless the Company is then solvent. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so.

ARTICLE 13: CONTINUED EMPLOYMENT

     Nothing contained herein shall be construed as conferring upon any employee the right to continue in the employ of the Company in any capacity.

ARTICLE 14: BINDING ON COMPANY, PARTICIPANTS
AND THEIR SUCCESSORS

     This Excess Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

ARTICLE 15: PAYMENTS MADE BY MISTAKE

     Notwithstanding anything to the contrary, a Participant or beneficiary is entitled only to those benefits provided by the Excess Plan and promptly shall return any payment made by mistake of fact or law.

ARTICLE 16: LAWS GOVERNING

     This Excess Plan shall be construed in accordance with and governed by the laws of the State of Iowa (but without regard to Iowa’s principles on the conflicts of laws).

ARTICLE 17: TAXES

     The Company does not represent or guarantee that any particular tax consequences (favorable or unfavorable) will result from participation in the Excess Plan. Participants shall bear their share of taxes assessed against them because of benefits paid or accrued under the Excess Plan. Any taxes owed may be withheld from or charged against benefits otherwise payable from the Excess Plan or compensation otherwise payable by the Company.

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     IN WITNESS WHEREOF, AmerUs Group Co. has caused this instrument to be executed by its duly authorized officer, effective as of January 1, 2002.

AMERUS GROUP CO.